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                                                                  EXHIBIT (a)(9)

                        ACORDIA, INC. PRODUCERS DEFERRED

                COMPENSATION & EQUITY PLAN

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On June 6, 1997, Anthem commenced an offer to purchase all outstanding shares of Acordia stock ("Tender Offer"). As a participant in the Producers Deferred Compensation & Equity Plan (PDC) you may be affected, if you previously purchased Acordia stock through the Plan. Conditioned upon the successful completion of the Tender Offer, the PDC is being amended to suspend allocations in Acordia stock and to convert non-vested restricted stock into non-vested restricted cash awards. This notice is intended to describe the amendment to the PDC and solicit your consent to the terms of the amendment. Unless you notify the Pension Committee in writing on or before June 30, 1997 that you do NOT consent to the effect of the amendment on your stock awards, your awards will be converted to restricted cash amounts as described below.

1. PDC Participants who do not own Acordia Stock
   No action is required, if you do not have your deferred contributions invested in the Acordia Stock Fund. You should simply be aware that effective June 2, 1997, no further investments in Acordia Stock are permitted.

2. If your PDC investment elections include Acordia Stock

   (a) Restricted Stock. Effective June 2, 1997, no further investments in Acordia Stock are permitted. The Pension Committee has authorized the Company to convert your restricted shares (including the full 1997 Plan Year shares) to dollars, based on a per share value of $40. The deferral account will remain in existence as a Restricted Cash Account. This account will receive interest, which currently is based on the 10-year Treasury Note average from October 1 to September 30 plus 150 basis points. The Declared Rate is set each year and for 1997, the Declared Rate is 7.83%. (See Attachment A for example). If you do not consent to the amendment, your restricted stock investments will not be tendered and converted and will remain outstanding until converted into the right to receive $40 per share in cash in the merger following the Tender Offer.

       Assuming your consent, you will have one UNRESTRICTED CASH account and one RESTRICTED CASH account. The Unrestricted Cash account is 100% vested immediately and will be distributed to you based on your distribution elections prior to the Plan Year. The RESTRICTED CASH account will also hold your 1996 restricted shares dollar value once they have been tendered. The Restricted Cash account will have the same vesting schedule as the previous restricted stock account. Distribution elections as were made prior to the beginning of the Plan Year will remain.

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        (b)     OPTIONS. Each unvested option to purchase a share of Common
                Stock outstanding, granted pursuant to the PDC Plan, will be converted into cash in an amount equal to the excess of the Offer Price ($40) over the Option Price. The cash received for such options will be distributed as soon as practicable after the completion of the Offer without regard to the provisions in the Plan relating to vesting and forfeiture. If you do not consent to the amendment, your stock options will not be cashed-out at the Tender Offer price and will also not be converted into cash in a merger following the Tender Offer. Outstanding options held by you will remain outstanding. After the contemplated merger, the options will continue to represent the right to purchase Common Stock of the Company at the Option Price. IT SHOULD BE NOTED, HOWEVER, THAT ACORDIA WILL BE A WHOLLY-OWNED SUBSIDIARY OF ANTHEM AND THERE WILL BE NO TRADING MARKET FOR SUCH SHARES.

3.      UNFUNDED ACCOUNTS
        Both the Restricted Cash and Unrestricted Cash Accounts are unfunded bookkeeping accounts. Acordia will pay the amounts credited to your Restricted and Unrestricted Cash Accounts pursuant to your current distribution elections.

4.      CONSENTS
        If you do not consent to the amendment and conversion of your Acordia Restricted Stock into restricted cash and you notify the Acordia Pension Committee before June 30, 1997, that you do not consent, then your stock will not be tendered or converted and will remain outstanding until converted into the right to receive cash in a merger following a Tender Offer. The cash from the merger will remain subject to the provisions in the Plan relating to vesting and forfeiture.

        If you do not consent to the amendment and conversion of your Acordia Stock Option into cash and you notify the Acordia Pension Committee before June 30, 1997, that you do not consent, then your options will not be tendered or converted and will remain outstanding and subject to the provisions in the Plan relating to vesting and forfeiture. Again, it should be noted that the Company will be a wholly-owned subsidiary of Parent and there will be no trading market for such shares.

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If you have any questions regarding your PDC account, please contact Belinda
Johnson at 317-488-6656 or Theresa Segert at 317-488-6027. If you have questions as to the PDC amendment and your consent rights, please contact Ernest Newborn, General Counsel, at (317) 488-6163.

Any notices to the Pension Committee should be directed to the Chairman of the Pension Committee (c/o Ernest Newborn, General Counsel), at 120 Monument Circle, Indianapolis, IN 46204.

A CONFERENCE CALL TO FULLY EXPLAIN AND ANSWER ANY AND ALL QUESTIONS CONCERNING THE PROPOSED AMENDMENTS AND THEIR IMPACT ON YOUR ACCOUNTS HAS BEEN SCHEDULED
FOR:

        DATE:   JUNE 17, 1997
        TIME:   11:00 A.M. (Central Standard Time)
        PHONE:  1-800-553-0288 - ASK TO BE CONNECTED TO THE
                "ACORDIA PRODUCER'S CONFERENCE CALL"
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                                                                Attachment A

Example: How tender offer would affect your stock deferrals in the Producers Deferred Compensation & Equity Plan

Assumptions: 1) Plan Year estimated compensation is $100,000
             2) Defer 10% of compensation ($10,000)
             3) Fair Market Value on 1/1/97 of Plan Year = $29
             4) Elect to purchase $10,000 in Acordia shares (344 shares)

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  1/1/97                             6/2/97                                        12/31/97
  * 344 Shares Issued @ $29          * $4,231 deferred on behalf of employee       * If deferred sufficient funds to
  * Payroll deductions begin         * Equivalent to 145 shares                      pay for 344 shares, no action
    (10% of compensation)            * Tender offer commenced 6/6/97                 required
                                     * Tender price $40 per share                  * If deferred insufficient funds to
                                     * Company approved cash-out of all              pay for 344 shares, your
                                       projected shares as of 1/1/97 at $40 per      Restricted Cash account balance
                                       share (344 $40=$13,760)                       will be reduced to cover shortfall
                                     * $13,760 will be posted to your Restricted   * Both the Unrestricted Cash and
                                       Cash (formerly Restricted Stock) account      the Restricted Cash accounts
                                     * Will earn Declared Interest Rate (7.83%       will be distributed to you based
                                       in 1997)                                      upon your elections made
                                     * Deferrals will continue through 12/31/97      prior to start of Plan Year
                                       (this allows Company to collect dollars     * You should not be taxed on
                                       owed) (-$5,769 owed on 344 shares @           restricted stock accounts until
                                       $29 per share)                                the year of distribution
                                     * Once projected shares are paid for in full
                                       by you, your deferrals will automatically
                                       be credited to your Unrestricted Cash
                                       account
                                     * Both the Unrestricted Cash and the
                                       Restricted Cash accounts will be
                                       distributed to you based upon your
                                       elections made prior to start of Plan
                                       Year & taxed appropriately
                                     * Subject to consent, all matching stock
                                       options granted under the Plan will receive
                                       accelerated vesting and you will be offered
                                       the tender value. The gain on the options is
                                       considered taxable when paid.
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